UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 18, 2013

ONE LIBERTY PROPERTIES, INC.
(Exact name of Registrant as specified in charter)

Maryland	001-09279	13-3147497
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

516-466-3100
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.      Other Events.

Item 8.01.      Other Events.

On September 18, 2013, we acquired from DK Fort Mill LLC and DK Distribution LLC, an approximately 700,000 square foot industrial facility located in Fort Mill, South Carolina for approximately $39.2 million, including approximately $27.3 million of mortgage debt.  The mortgage debt has an interest rate of 4.875% per annum and matures in April 2029.  The property is leased until April 2029 to Northern Tool & Equipment Company, Inc. and Northern Tool & Equipment Catalog Company, Inc. and serves as a principal distribution center for the tenants’ products, which include industrial grade and personal use power tools and equipment.  In a Current Report on Form 8-K filed with the SEC on August 16, 2013, we disclosed that we had entered into a contract to acquire this property.

On September 13, 2013, we acquired an approximately 125,600 square foot facility located in Indianapolis, Indiana for approximately $9.27 million.  The property is leased by Federal Express Corporation for a term which expires in February 2023.

On September 12, 2013, we acquired for $2.98 million a property located in Ann Arbor, Michigan and leased by a restaurant operator pursuant to a lease which expires in March 2027.

On September 3, 2013, we acquired for $2.64 million, a property located in Myrtle Beach, South Carolina and leased by a restaurant operator pursuant to a lease which expires in December 2032.

We estimate that the rental income (including the impact of straight-line rent adjustments) in 2014 from  these four properties will be approximately $4.08 million.

In connection with the completion of certain of these acquisitions, we borrowed $23.5 million from our credit facility, which represents the current balance outstanding under this $75 million facility.

Section 9 –    Financial Statements and Exhibits

Item 9.01.      Financial Statements and Exhibits.

(a)  Financial Statements of Business Acquired

The financial statements, if any, required by this item will be filed by December 2, 2013.

(b)  Pro Forma Financial Information

The pro forma financial information, if any, required by this item will be filed by December 2, 2013.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE LIBERTY PROPERTIES, INC.

Date: September 23, 2013	By:	/s/David W. Kalish
David W. Kalish Senior Vice President and Chief Financial Officer